FORM 18-K/A
Amendment No. 1
For Foreign Governments and Political Subdivisions Thereof
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
ANNUAL REPORT
of
THE REPUBLIC OF ITALY
(Name of Registrant)
Date of end of last fiscal year: December 31, 2009
SECURITIES REGISTERED*
(As of close of the fiscal year)

Amounts as to which
	registration is	Names of exchanges on which
Title of Issues	effective	registered
N/A*	N/A	N/A
Name and address of Authorized Agent of the Registrant in the United States to receive notices and communications from the Securities and Exchange Commission:
THE HONORABLE GIULIO TERZI DI SANT’AGATA
Italian Ambassador to the United States
3000 Whitehaven Street, N.W.
Washington, D.C. 20008
It is requested that copies of notices and communications from the Securities and Exchange
Commission be sent to:
Andrea Bisconti, Esq.
Studio Legale Bisconti
Via A. Salandra, 18
00187 Rome
Italy

•	The Republic of Italy files Annual Reports on Form 18-K voluntarily in order for The Republic of Italy to incorporate such Annual Reports into its shelf registration statements.

SIGNATURE
EXHIBIT INDEX
EX-1

This amendment to the annual report of the Republic of Italy on Form 18-K comprises:
(a)	Pages numbered (i) to (iii) consecutively.
(b)	The following exhibits:

Exhibit (1): Amendment dated March 11, 2011.
This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions Thereof.

SIGNATURE
     Pursuant to the requirements of the United States Securities Exchange Act of 1934, the registrant Republic of Italy has duly caused this Amendment No. 1 to its annual report on Form 18-K for the fiscal year ended December 31, 2009, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rome, Italy on March 11, 2011.

REPUBLIC OF ITALY
By:	/s/ Maria Cannata
	Name:	Dott.ssa Maria Cannata
	Title:	Director General — Treasury Department — Directorate II Ministry of Economy and Finance

ii

EXHIBIT INDEX

Exhibit	Description
(1)	Amendment dated March 11, 2011.

iii